Exhibit 99.1

Contact:

Investors:	Media:
Andrea F. Rabney	Andrew Merrill
Vice President	or
or	David Pitts
Stefania A. Bethlen	Abernathy MacGregor Group
Manager	(212) 371-5999
Corporate Communications
ImClone Systems Incorporated
(646) 638-5058

For Immediate Release

ImClone Systems Reports THIRD Quarter 2002 Financial Results

New York, NY - November 15, 2002 -- ImClone Systems Incorporated (Nasdaq: IMCL) announced today its financial results for the quarter ended September 30, 2002. Total revenues for the third quarter of 2002 were $15.0 million as compared with $5.7 million for the third quarter of 2001. Net loss was $42.0 million, or $0.57 per common share for the third quarter of 2002, compared with a net loss of $41.1 million or $0.57 per common share for the same period in 2001.

Pursuant to the guidance in Emerging Issues Task Force Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred" ("EITF No. 01-14"), the Company changed its classification of corporate partner reimbursements effective January 1, 2002 to characterize such reimbursements received for research and development and marketing expenses incurred as collaborative agreement revenue in the consolidated statements of operations. Prior to January 1, 2002, the Company characterized such reimbursements as a reduction of expenses in the consolidated statements of operations. As prescribed in EITF No. 01-14, all comparative financial statements for prior periods have been reclassified to comply with this guidance.

Revenues for the three months ended September 30, 2002 primarily included $4.8 million in license fee revenue and $7.2 million in collaborative agreement revenue from the Company's amended ERBITUX(TM) Commercial Agreement with Bristol-Myers Squibb Company and subsidiaries ("BMS"). License fee revenue from payments under this agreement (of which $140 million was received in 2002 and $200 million was received in 2001) is being recognized over the product research and development life of ERBITUX. The Company also recognized $2.1 million in collaborative agreement revenue from the Company's ERBITUX Development and License Agreement with Merck KGaA. Revenues for the three months ended September 30, 2001 primarily included $1.8 million in milestone revenues and $2.8 million in collaborative agreement revenue from the ERBITUX Development and License Agreement with Merck KGaA.

Total operating expenses for the three months ended September 30, 2002 and 2001 were $55.8 million and $48.3 million, respectively. Operating expenses for the three months ended September 30, 2001 included $16.1 million in advisor fees associated with the BMS Commercialization, Acquisition and Stockholder Agreements.

Research and development ("R&D") expenses for the three months ended September 30, 2002 and 2001 were $43.5 million and $26.7 million, respectively. The increase in R&D expenses for the three months ended September 30, 2002 was primarily attributable to the costs associated with the full scale production of ERBITUX at the Company's product launch manufacturing facility and at its third party contract manufacturer, Lonza Biologics PLC ("Lonza"). Other factors contributing to the increase in R&D included expenditures in the functional areas of product development and pilot plant manufacturing associated with other monoclonal antibodies and increased expenditures associated with discovery research. The Company expects research and development costs to increase in future periods as we continue to manufacture ERBITUX prior to any approval of the product that we may obtain for commercial use or until we receive committed purchase obligations from our corporate partners. In the event of such approval or committed purchase obligations from our corporate partners, the subsequent costs associated with manufacturing ERBITUX for supply to our corporate partners for commercial use will be included in inventory and expensed as cost of goods sold when sold.

Marketing, general and administrative ("MG&A") expenses for the three months ended September 30, 2002 and 2001 were $12.3 million and $5.6 million, respectively. The increase in MG&A expenses primarily reflected the write-off of an expired negotiating right with Lonza and legal expenses associated with lawsuits and investigations involving the Company as further described in the Form 10-Q for the quarter ended September 30, 2002 filed with the Securities and Exchange Commission. In addition, expenses associated with higher public relations costs and expenses associated with higher insurance premiums with respect to director and officer liability insurance both were contributing factors in the increase of MG&A expenses during the quarter ended September 30, 2002.

The Company had $293.1 million in cash, cash equivalents and securities available for sale at September 30, 2002, compared with $334.0 million at December 31, 2001. The Company received a non-refundable $140.0 million cash payment upon signing the amended ERBITUX Commercial Agreement with BMS in March 2002.

Clinical Update:

In October 2002, ImClone Systems and Bristol-Myers Squibb announced an update on their colorectal cancer clinical development program for the Company's lead drug ERBITUX. In addition to the Merck KGaA study in Europe, the program includes an ongoing 250-patient Phase II clinical trial of ERBITUX monotherapy in patients with EGFR-positive metastatic colorectal cancer who are refractory or intolerant to chemotherapy, as well as two proposed Phase III randomized clinical trials in patients with second-line metastatic colorectal cancer, evaluating:

-ERBITUX and irinotecan vs. irinotecan in patients with EGFR-positive second-line metastatic colorectal cancer.

-ERBITUX and oxaliplatin/5FU vs. oxaliplatin/5-FU in patients with EGFR-positive second-line metastatic colorectal cancer.

These Phase III protocols have been submitted to the U.S. Food and Drug Administration (FDA) for a formal FDA review process called a special protocol assessment, and the Companies are awaiting feedback from the Agency.

The Companies have met with and are engaged in ongoing discussions with the FDA regarding the implementation and execution of the clinical development program and registration strategy in colorectal cancer. Pending analysis of the data, the clinical trials could provide multiple opportunities for the Companies to seek accelerated approval.

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, cancer vaccines and angiogenesis inhibitors. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems is headquartered in New York with manufacturing facilities in Somerville, New Jersey.

 The matters discussed in this news release may include forward-looking statements which involve potential risks and uncertainties. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre-clinical and clinical trials of the Company's compounds that demonstrate such compounds' safety and effectiveness; obtaining additional financing to support the Company's operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the Company's business; obtaining the raw materials necessary in the development of such compounds; consummating and maintaining collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the Company's products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; legal costs and the outcome of outstanding legal proceedings and investigations; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.